Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Reading International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Class A Nonvoting Common Stock, par value $0.001 per share	457(c) and (h)	971,807	$1.85	$1,797,842.95	$0.00014760	$265.36
Total Offering Amounts							$265.36
Total Fee Offsets(4)							--
Net Fee Due							$265.36

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers, in addition to the number of shares stated above, an indeterminate number of additional shares of Class A Nonvoting Common Stock, $0.01 par value (“Class A Stock”) of the registrant which may become issuable under the Reading International, Inc. 2020 Stock Incentive Plan (the “Plan”) in connection with certain corporate transactions or events, including any recapitalization, reorganization, merger, consolidation, spin-off, stock dividend, stock split, or any other similar transaction effected which results in an increase in the number of the outstanding shares of Class A Stock.

(2)  Calculated solely for the purpose of computing the registration fee with respect to the 971,807 authorized and unissued shares of Class A Stock under the Plan, under Rule 457(c) on the basis of the average of the high ($1.92) and low ($1.77) sales prices per share of Class A Stock as reported on The NASDAQ Capital Market on March 26, 2024.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act.

(4) The Registrant does not have any fee offsets.